SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT DATED FEBRUARY 17, 2016

BETWEEN

VICTORY VARIABLE INSURANCE FUNDS AND

VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS AS OF FEBRUARY 20, 2025

	Maximum

Fund/Class	Operating	Date of	Effective Date
December 31 FYE Funds	Expense Limit	Termination	of Waiver*
Victory High Yield VIP Series	0.89%	30-Apr-26	01-May-25
Victory Sophus Emerging Markets VIP Series	1.35%	30-Apr-26	01-May-25
Victory RS International VIP Series	0.93%	30-Apr-26	01-May-25
Victory RS Large Cap Alpha VIP Series	0.55%	30-Apr-26	01-May-25
Victory RS Small Cap Growth Equity VIP Series	0.88%	30-Apr-26	01-May-25
Victory 500 Index VIP Series	0.28%	30-Apr-26	01-May-25

(Maximum Operating Expense Limit excluding acquired fund fees and expenses and certain other items, such as interest, taxes and brokerage commissions)